As filed with the Securities and Exchange Commission on May 6, 2003
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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                            ________________________

                                     FORM 15
                            ________________________

          CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER
            SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR
       SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF
                      THE SECURITIES EXCHANGE ACT OF 1934


                        Commission File Number: 333-59979

                       VERSATEL TELECOM INTERNATIONAL N.V.

             (Exact name of registrant as specified in its charter)

                       Versatel Telecom International N.V.
                                Hullenbergweg 101
                           1101 CL Amsterdam-Zuidoost
                                 The Netherlands

                                 +31 20 750 1000
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                 Ordinary shares, par value (euro)0.02 per share
            (Title of each class of securities covered by this Form)

                                      None
       (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

         Please place an X in the box(es) to designate the appropriate rule provisions(s) relied upon to terminate or suspend the duty to file reports:

         Rule 12g-4(a)(1)(i)    |_|           Rule 12h-3(b)(1)(i)       |_|

         Rule 12g-4(a)(1)(ii)   |_|           Rule 12h-3(b)(1)(ii)      |_|

         Rule 12g-4(a)(2)(i)    |X|           Rule 12h-3(b)(2)(i)       |_|

         Rule 12g-4(a)(2)(ii)   |_|           Rule 12h-3(b)(2)(ii)      |_|

                                              Rule 15d-6                |_|

         Approximate number of holders of record as of the certification or notice date: Less than 100 holders of Versatel Telecom International N.V's ordinary shares.

         Pursuant to the requirements of the Securities Exchange Act of 1934, Alfa Laval Special Finance AB has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Date: May 6, 2003                           By:  /s/ Mark R. Lazar
                                               ------------------------------
                                            Name:   Mark R. Lazar
                                            Title:  Chief Financial Officer

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